EXHIBIT 16

May 11, 2001

Securities and Exchange Commission 450 Fifth Street, N.W. Washington, D.C. 20549

Commissioners:

          We have read the statements made by DIMON Incorporated (copy attached), which we understand will be filed with the Commission, pursuant to Item 4 of Form 8-K, as part of the Company's Form 8-K report dated May 11, 2001. We agree with the statements concerning our Firm in such Form 8-K.

Very Truly Yours,

/s/ PricewaterhouseCoopers LLP